Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2016

—  Delivers Strong Growth in Sales and Earnings  —

—  Revises Full Year Guidance —

Parsippany, N.J., October 27, 2016—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2016.

Highlights (vs. year-ago quarter where applicable):

•Net sales increased 49.2% to $318.2 million

•Net income increased 63.6% to $32.4 million

•Adjusted net income* increased 62.1% to $36.7 million

•Diluted earnings per share increased 47.1% to $0.50

•Adjusted diluted earnings per share* increased 43.6% to $0.56

•Adjusted EBITDA* increased 60.2% to $85.1 million

•Revised guidance for full year fiscal 2016:

-Net sales to a range of $1.38 billion to $1.40 billion

-Adjusted EBITDA to a range of $322.0 million to $328.0 million

-Adjusted diluted earnings per share to a range of $2.11 to $2.17

“Our third quarter results reflect very strong profitability, as demonstrated by our adjusted EBITDA and adjusted diluted earnings per share, despite the overall poor sales performance of our base business. Reversing the base business net sales decline is a high-priority for the entire B&G Foods leadership team and we are working extremely hard to flatten out the recent base business sales trend in the first half of 2017,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

Mr. Cantwell continued, “The end of the third quarter and start of the fourth quarter also marks the beginning of a new and exciting time for B&G Foods as the transition services agreement for Green Giant is now complete and we have assumed full responsibility for the operation of the business.  I anticipate that there may be some growing pains in the early stages of the post transition period but I believe that our very capable team at B&G Foods will provide our customers with the same excellent level of service for Green Giant that we have historically provided our customers for all of our other brands.”

*Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the Third Quarter of 2016

Net sales increased $104.9 million, or 49.2%, to $318.2 million for the third quarter of 2016 from $213.3 million for the third quarter of 2015. Net sales of Green Giant, acquired on November 2, 2015, contributed $113.8 million to the Company’s net sales for the quarter.

Base business net sales for the third quarter of 2016 decreased $7.7 million, or 3.7%, to $204.5 million from $212.2 million for the third quarter of 2015. The $7.7 million decrease was attributable to a decrease in unit volume of $5.9 million, or 2.8%, and a decrease in net pricing of $1.8 million, or 0.9%.

Approximately 25% of the Company’s base business net sales decline during the third quarter was attributable to our TrueNorth brand, whose net sales declined $2.0 million, or 50.5%.  The TrueNorth net sales decline was primarily the result of historically high almond prices in 2015.  In response to increased almond costs, the Company increased the selling price for TrueNorth products, which had a negative impact on consumer demand.  Although the Company has recently rolled back pricing as almond prices have begun to return to historical norms, consumer demand has not returned to prior levels. The Company has also been experiencing a challenging competitive environment for its syrup brands, which in the aggregate declined $2.4 million for the quarter.  The decline was  primarily attributable to maple syrup price deflation due to the strength of the U.S. dollar relative to the Canadian dollar, which has resulted in increased competition in the maple syrup category and contractually mandated price reductions with certain of the Company’s foodservice customers.

Gross profit increased $43.8 million, or 61.2%, to $115.4 million for the third quarter of 2016 from $71.6 million for the third quarter of 2015.  Gross profit expressed as a percentage of net sales increased to 36.3% in the third quarter of 2016 from 33.6% in the third quarter of 2015, an increase of 2.7 percentage points.  The increase in gross profit percentage was primarily driven by the acquisition of Green Giant.  Gross profit percentage was also positively impacted by decreased costs for commodities, packaging and distribution for the base business and improved product mix, which was partially offset by the unfavorable impact the decrease in base business sales volume had on cost absorption and a net reduction in base business pricing. Gross profit percentage, excluding the results of Green Giant,  increased 0.5 percentage points.

Selling, general and administrative expenses increased $15.2 million, or 55.5%, to $42.5 million for the third quarter of 2016 from $27.3 million for the third quarter of 2015,  primarily due to the Green Giant acquisition.   Acquisition-related expenses and distribution restructuring expenses increased $2.5 million for the quarter. The remaining $12.7 million of the increase was attributable to increases in consumer marketing of $7.4 million, selling expenses of $3.5 million (which includes a $2.0 million increase in brokerage expenses and a $1.4 million increase in salesperson compensation), warehousing expenses of $1.0 million, and general and administrative expenses of $0.8 million (primarily related to compensation).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 0.5 percentage points to 13.3% for the third quarter of 2016 from 12.8% for the third quarter of 2015.

Net interest expense increased $6.7 million, or 59.5%, to $18.0 million for the third quarter of 2016 from $11.3 million in the third quarter of 2015.  The increase was primarily attributable to additional indebtedness outstanding during the third quarter of 2016 as compared to the third quarter of 2015 as a result of the Green Giant acquisition.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $32.4 million, or $0.50 per diluted share, for the third quarter of 2016, as compared to reported net income of $19.8 million, or $0.34 per diluted share, for the third quarter of 2015.  The Company’s adjusted net income for the third quarter of 2016, which excludes the after tax impact of acquisition-related expenses and distribution restructuring expenses, was $36.7 million, or $0.56 per adjusted diluted

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share.  The Company’s adjusted net income for the third quarter of 2015, which excludes the after tax impact of acquisition-related expenses and distribution restructuring expenses, was $22.7 million, or $0.39 per adjusted diluted share.

For the third quarter of 2016, adjusted EBITDA (which excludes the impact of acquisition-related expenses and distribution restructuring expenses), increased 60.2% to $85.1 million from $53.1 million for the third quarter of 2015.

Financial Results for the First Three Quarters of 2016

Net sales increased $353.5 million, or 56.7%, to $977.6 million for the first three quarters of 2016 from $624.1 million for the first three quarters of 2015. Net sales of Green Giant, acquired on November 2, 2015, and net sales of Mama Mary’s, acquired on July 10, 2015, contributed $351.2 million and $19.4 million, respectively, to the overall increase.

Base business net sales for the first three quarters of 2016 decreased $14.4 million, or 2.3%, to $606.5 million from $620.9 million for the first three quarters of 2015. The $14.4 million decrease was attributable to a decrease in unit volume of $11.3 million, or 1.8%, a decrease in net pricing of $2.4 million, or 0.4%, and the negative impact of currency fluctuations on foreign sales of approximately $0.7 million, or 0.1%.

The largest driver of the decline in base business net sales during the first three quarters of 2016 was TrueNorth, which declined $5.7 million, or 40.4%.  The TrueNorth net sales decline was primarily the result of historically high almond prices in 2015.  In response to increased almond costs, the Company increased the selling price for TrueNorth products, which had a negative impact on consumer demand.  Although the Company has recently rolled back pricing as almond prices have begun to return to historical norms, consumer demand has not returned to prior levels.  Base business net sales were also negatively impacted by net sales of the Company’s Ortega products, which decreased $4.8 million, or 4.3%.  A portion of the decrease was attributable to the effects of the product recall we announced in November 2014, which caused an increase in net sales of Ortega in the first three quarters of 2015 due to customers restocking inventory of products affected by the recall, partially offset by $1.2 million of customer refunds related to the recall.  $0.8 million of the decrease was due to a net pricing decrease in the first three quarters of 2016.  The Company has also been experiencing a challenging competitive environment for its syrup brands, which in the aggregate declined $4.4 million for the first three quarters. The decline was primarily attributable to maple syrup price deflation due to the strength of the U.S. dollar relative to the Canadian dollar, which has resulted in increased competition in the maple syrup category and contractually mandated price reductions with certain of the Company’s foodservice customers.

Gross profit increased $140.1 million, or 69.7%, to $341.1 million for the first three quarters of 2016 from $201.0 million for the first three quarters of 2015.  Gross profit expressed as a percentage of net sales increased to 34.9% in the first three quarters of 2016 from 32.2% in the first three quarters of 2015, an increase of 2.7 percentage points.  The increase in gross profit percentage was primarily driven by the acquisition of Green Giant.  Gross profit percentage was also positively impacted by decreased costs for commodities, packaging and distribution for the base business and improved product mix, which was partially offset by the unfavorable impact the decrease in base business sales volume had on cost absorption, a net reduction in base business pricing, and the impact of the write-off of Rickland Orchards inventory in connection with the Company’s decision to discontinue the brand.  Gross profit percentage, excluding the results of Green Giant,  increased 0.1 percentage points.

Selling, general and administrative expenses increased $46.6 million, or  67.2%, to $116.0 million for the first three quarters of 2016 from $69.4 million for the first three quarters of 2015,  primarily due to the Green Giant acquisition. Acquisition-related expenses and distribution restructuring expenses increased

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$7.3 million for the first three quarters. The remaining $39.3 million of the increase was attributable to increases in consumer marketing of $22.0 million, selling expenses of $9.2 million (which includes a $7.0 million increase in brokerage expenses and a $2.2 million increase in salesperson compensation), general and administrative expenses of $4.8 million (primarily related to compensation), and warehousing expenses of $3.3 million.  Expressed as a percentage of net sales, selling, general and administrative expenses increased 0.8 percentage points to 11.9% for the first three quarters of 2016 from 11.1% for the first three quarters of 2015.

Net interest expense increased $21.6 million, or 64.0%, to $55.5 million for the first three quarters of 2016 from $33.9 million in the first three quarters of 2015.  The increase was primarily attributable to additional indebtedness outstanding during the first three quarters of 2016 as compared to the first three quarters of 2015 as a result of the Green Giant acquisition.

The Company’s reported net income under GAAP was $95.9 million, or $1.54 per diluted share, for the first three quarters of 2016, as compared to reported net income of $58.1 million, or $1.03 per diluted share, for the first three quarters of 2015.  The Company’s adjusted net income for the first three quarters of 2016, which excludes an intangible asset impairment-related adjustment to deferred taxes resulting from the Company’s decision to discontinue the Rickland Orchards brand, the after-tax impact of the non-cash impairment charge and the related loss on disposal of inventory, loss on extinguishment of debt, the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $111.4 million, or $1.79 per adjusted diluted share.  The Company’s adjusted net income for the first three quarters of 2015, which excludes the after tax impact of the loss on product recall,  acquisition-related expenses and distribution restructuring expenses, was $62.2 million, or $1.11 per adjusted diluted share.

For the first three quarters of 2016, adjusted EBITDA (which excludes the impact of acquisition-related expenses, the amortization of acquisition-related inventory step-up, the non-cash intangible asset impairment charge and related loss on disposal of inventory, loss on product recall and distribution restructuring expenses), increased 72.6% to $259.6 million from $150.4 million for the first three quarters of 2015.

Guidance

B&G Foods revised full year 2016 guidance as follows:

-	net sales guidance to a range of $1.38 billion to $1.40 billion;

-	adjusted EBITDA guidance to a range of $322.0 million to $328.0 million; and

-	adjusted diluted earnings per share guidance to a range of $2.11 to $2.17.

The Company’s revised guidance excludes the impact of the pending acquisition of the spices and seasonings business of ACH Food Companies, expected to close in the fourth quarter.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related expenses, gains and losses; intangible asset impairment charges and related asset write-offs; loss on product recalls; restructuring expenses; and other charges reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information

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regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Agreement to Acquire Spices and Seasonings Business from ACH Food Companies

On September 21, 2016, B&G Foods announced that it has entered into an agreement to acquire the spices and seasonings business of ACH Food Companies for a purchase price of $365.0 million in cash, subject to a post-closing adjustment based upon inventory at closing.  The spices and seasonings business includes the Spice Islands,  Tone’s and Durkee brands.  The business also includes Weber brand sauces and seasonings, which are sold under license.  As part of the acquisition, B&G Foods is also acquiring a manufacturing facility in Ankeny, Iowa.    B&G Foods expects the acquisition to close during the fourth quarter of 2016, subject to customary closing conditions, including the receipt of regulatory approvals.

B&G Foods projects that after the acquisition is fully integrated, the acquired business will generate on an annualized basis net sales in the range of $220.0 million to $225.0 million, adjusted EBITDA in the range of $38.0 million to $40.0 million and adjusted diluted earnings per share in the range of $0.26 to $0.28.  Because the acquisition will be structured as an asset purchase, B&G Foods expects to realize approximately $83.0 million in tax benefits on a net present value basis.  At the midpoint of B&G Foods’ 2017 projected adjusted EBITDA for the business, the acquisition represents a purchase price multiple of approximately 9.4 times adjusted EBITDA (or 7.2 times adjusted EBITDA net of expected tax benefits).

B&G Foods expects to fund the acquisition and related fees and expenses with cash on hand, including the net proceeds of its August 2016 public offering of common stock, and additional revolving loans under its existing credit facility.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m.  ET today, October 27, 2016.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 240-9267 for U.S. callers or (913) 312-0724 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 6202376.  The replay will be available from October 27, 2016 through November 10, 2016.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly

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comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the third quarter and first three quarters of 2016 and 2015, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA and adjusted diluted earnings per share; B&G Foods’ overall expectations for fiscal 2016; B&G Foods’ expectations regarding Green Giant, including, without limitation, B&G Foods’ expectations as to customer service;  efforts to flatten out base business net sales in 2017;  the planned acquisition of the spices and seasonings business of ACH Food Companies and the timing and financing thereof; the expected impact of the planned acquisition, including without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow, and the expected tax benefits of the acquisition.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with

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the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 1, 2016	January 2, 2016

Assets
Current assets:
Cash and cash equivalents	$240,580	$5,246
Trade accounts receivable, net	90,609	69,712
Inventories	341,254	312,880
Prepaid expenses and other current assets	69,884	67,517
Income tax receivable	7,355	2,514
Deferred income taxes	5,243	5,292
Total current assets	754,925	463,161

Property, plant and equipment, net of accumulated depreciation of $163,026 and $146,337	168,008	163,642
Goodwill	473,956	473,145
Other intangibles, net	1,426,895	1,442,340
Other assets	2,904	1,332
Total assets	$2,826,688	$2,543,620

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$97,285	$49,593
Accrued expenses	48,206	31,233
Current portion of long-term debt	10,515	33,750
Income tax payable	526	—
Dividends payable	27,891	20,292
Total current liabilities	184,423	134,868

Long-term debt	1,537,943	1,697,771
Other liabilities	3,119	3,212
Deferred income taxes	296,355	250,084
Total liabilities	2,021,840	2,085,935

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 66,406,314 and 57,976,744 shares issued and outstanding as of October 1, 2016 and January 2, 2016	664	580
Additional paid-in capital	417,237	162,568
Accumulated other comprehensive loss	(16,143)	(12,696)
Retained earnings	403,090	307,233
Total stockholders’ equity	804,848	457,685
Total liabilities and stockholders’ equity	$2,826,688	$2,543,620

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Net sales	$318,247	$213,300	$977,601	$624,067
Cost of goods sold	202,821	141,704	636,545	423,066
Gross profit	115,426	71,596	341,056	201,001

Operating expenses:
Selling, general and administrative expenses	42,465	27,307	115,989	69,352
Amortization expense	3,269	2,726	10,039	8,072
Impairment of intangible assets	—	—	5,405	—
Operating income	69,692	41,563	209,623	123,577

Other income and expenses:
Interest expense, net	17,974	11,272	55,535	33,873
Loss on extinguishment of debt	—	—	2,836	—
Other expense (income)	127	—	(2,173)	—
Income before income tax expense	51,591	30,291	153,425	89,704
Income tax expense	19,181	10,476	57,568	31,574
Net income	$32,410	$19,815	$95,857	$58,130

Weighted average shares outstanding:
Basic	64,758	57,977	62,135	56,121
Diluted	65,038	58,057	62,338	56,180

Basic earnings per share	$0.50	$0.34	$1.54	$1.04
Diluted earnings per share	$0.50	$0.34	$1.54	$1.03

Cash dividends declared per share	$0.42	$0.35	$1.26	$1.03

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Net income	$32,410	$19,815	$95,857	$58,130
Income tax expense	19,181	10,476	57,568	31,574
Interest expense, net	17,974	11,272	55,535	33,873
Depreciation and amortization	8,655	7,136	26,813	20,512
Loss on extinguishment of debt	—	—	2,836	—
EBITDA(1)	78,220	48,699	238,609	144,089
Acquisition-related expenses	6,544	3,239	10,475	3,301
Amortization of acquisition-related inventory step-up	—	—	3,074	—
Impairment of intangible assets	—	—	5,405	—
Loss on disposal of inventory	—	—	791	—
Loss on product recall	—	—	—	1,868
Distribution restructuring expenses	325	1,172	1,273	1,172
Adjusted EBITDA(1)	85,089	53,110	259,627	150,430
Income tax expense	(19,181)	(10,476)	(57,568)	(31,574)
Interest expense, net	(17,974)	(11,272)	(55,535)	(33,873)
Acquisition-related expenses	(6,544)	(3,239)	(10,475)	(3,301)
Loss on product recall	—	—	—	(1,868)
Distribution restructuring expenses	(325)	(1,172)	(1,273)	(1,172)
Deferred income taxes	9,888	4,405	45,555	13,638
Amortization of deferred financing costs and bond discount	1,319	875	4,101	2,631
Amortization of acquisition-related inventory step-up	—	—	(3,074)	—
Share-based compensation expense	1,341	1,187	4,457	3,704
Excess tax benefits from share-based compensation	—	—	(343)	(518)
Changes in assets and liabilities, net of effects of business combinations	(61,508)	(4,283)	7,306	(11,400)
Net cash provided by operating activities	$(7,895)	$29,135	$192,778	$86,697

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs; loss on product recalls and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt

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capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability  because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses, income taxes, intangible asset impairment charges and related asset write-offs, loss on product recalls and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Reported net income	$32,410	$19,815	$95,857	$58,130
Non-recurring adjustment to deferred taxes(1)	—	—	564	—
Loss on extinguishment of debt, net of tax(2)	—	—	1,784	—
Acquisition-related expenses, net of tax	4,115	2,089	6,588	2,129
Distribution restructuring expenses, net of tax(3)	205	756	801	756
Acquisition-related inventory step-up, net of tax(4)	—	—	1,934	—
Impairment of intangible assets, net of tax(5)	—	—	3,400	—
Loss on disposal of inventory, net of tax(5)	—	—	498	—
Loss on product recall, net of tax(6)	—	—	—	1,205
Adjusted net income	$36,730	$22,660	$111,426	$62,220
Adjusted diluted earnings per share	$0.56	$0.39	$1.79	$1.11

(1)

Non-recurring adjustment to deferred taxes for the first three quarters of 2016 relates to a true-up of deferred taxes resulting from our decision during the second quarter of 2016 to discontinue the Rickland Orchards brand and the related impairment of intangible assets.

(2)

Loss on extinguishment of debt for the first three quarters 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(3)

Distribution restructuring expenses for the third quarter and first three quarters of 2016 includes expenses relating to our transitioning of the operations of our three primary shelf-stable distribution centers and a new fourth primary shelf stable distribution center in the United States to a third party logistics provider.

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(4)	Acquisition-related inventory step-up for the first three quarters of 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Green Giant acquisition.

(5)

During the second quarter of 2016, we discontinued the Rickland Orchards brand because there was not sufficient demand to warrant continued production.  Accordingly, we wrote off the related intangible assets and recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $4.5 million and $0.9 million, respectively, which are recorded in “Impairment of intangible assets” in our consolidated statement of operations for the first three quarters of 2016.  We also recorded a charge to cost of goods sold of approximately $0.8 million in connection with the write-off of raw material and finished goods inventory used for the Rickland Orchards brand.

(6)

On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.  A significant majority of the costs of this recall were incurred in the fourth quarter of 2014.  The cost impact of this recall during the first three quarters of 2015 was $1.9 million, of which $1.2 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Reported net sales	$318,247	$213,300	$977,601	$624,067
Net sales from acquisitions(1)	(113,780)	—	(370,535)	—
Net sales of Rickland Orchards(2)	—	(1,057)	(528)	(3,172)
Base business net sales (3)	$204,467	$212,243	$606,538	$620,895

(1)

Reflects net sales for Green Giant and Mama Mary’s for the third quarter and first three quarters of 2016 for which there is no comparable period of net sales in 2015.  Green Giant was acquired on November 2, 2015, and Mama Mary’s was acquired on July 10, 2015.

(2)	Reflects all net sales for Rickland Orchards for each period presented. Rickland Orchards was discontinued during the second quarter of 2016.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued brands.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

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